Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter Currency-Neutral Revenue
Growth of 9.1 Percent

HERCULES, Calif.-November 1, 2016-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, announced financial results today for the third quarter ended September 30, 2016.

Third-quarter reported revenues were $508.7 million, an increase of 8.3 percent compared to $470.0 million reported for the third quarter of 2015. On a currency-neutral basis, quarterly revenues increased 9.1 percent compared to the same period last year. Third-quarter gross margin was 54.9 percent compared to 56.1 percent during the same quarter in 2015. The year-over-year decrease in gross margin during the third quarter of 2016 compared to the same period last year was primarily due to product mix and increased instrument placements, as well as higher manufacturing and service costs.

Net income for the third quarter was $18.4 million, or $0.62 per share on a fully diluted basis, compared to $17.4 million, or $0.59 per share during the same period last year. Net income for the third quarter of 2016 reflects several items that increased SG&A expenses including costs associated with the continued implementation of our global ERP system and various legal matters. Research & development (R&D) expenses also increased during the third of quarter 2016 compared to the same period last year. The effective tax rate for the third quarter of 2016 was 19 percent, compared to the tax rate of 32 percent during the same period last year. The lower tax rate in 2016 was primarily due to adjustments related to U.S. federal taxes.

Year-to-date revenues were $1.50 billion, an increase of 3.3 percent compared to $1.45 billion reported in the first three quarters of 2015. Adjusting for the impact of currency, year-to-date revenue growth for the first nine months of 2016 was 5.2 percent.

Year-to-date net income for the first three quarters of 2016 was $48.7 million, or $1.65 per share on a fully diluted basis, compared to $63.6 million, or $2.17 per share reported during the same period in 2015. The year-over-year decrease in net income was primarily the result of lower margins, an increase in SG&A expenses including $9.5 million in restructuring costs coordinated with the implementation of our global ERP system, $10.1 million in costs associated with various legal matters, and an increase in R&D expense.

“We are pleased with a strong sales performance in the third quarter, in particular, our life science business, with nearly 20 percent currency-neutral growth,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “Continued investments in our operations have affected profitability for the first nine months of the year, but these investments are necessary to support our growth.”

Life Science
The Life Science segment net sales for the third quarter were $178.1 million, an increase of 18.4 percent compared to the same period last year. On a currency-neutral basis, the Life Science segment sales were up 19.3 percent compared to the third quarter of 2015. Results from the third quarter benefitted from increased sales of Droplet Digital™ PCR and process media products. Sales for the Life Science segment reflected growth across all regions. During the quarter Bio-Rad announced the launch of two residual DNA quantification (RDQ) kits designed for use with the Company’s Droplet Digital™ PCR Systems. The kits simplify the quantification of host-cell DNA (HCD) in process development, quality control, and biomanufacturing processes.

Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the third quarter were $327.1 million, an increase of 3.5 percent compared to the third quarter in 2015. On a currency-neutral basis, the Clinical Diagnostics segment sales increased 4.4 percent. Results from the second quarter reflected significant growth across several product lines, most notably clinical immunology, diabetes, and quality controls. Sales growth in North America and Asia Pacific was partially offset by markets in Western Europe and Japan. In August, the Company introduced Amplichek™ I quality control, one in a series of infectious disease controls that Bio-Rad has introduced for the molecular diagnostic testing market this year.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 1, 2016. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., conference ID: 93613814. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at www.bio‑rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs more than 8,000 people worldwide and had revenues exceeding $2 billion in 2015. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding the growth of our business, our release of new products and future financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “plan,” “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, our ability to compete effectively, difficulties in implementing our global enterprise resource planning system, recent and planned changes to our global organizational structure and executive management team, foreign currency exchange fluctuations, international legal and regulatory risks, reductions in government funding or capital spending of our customers, our ability to integrate acquired companies, products or technologies into our company successfully, product quality and liability issues, supply chain issues, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$508,745	$469,961	$1,496,719	$1,448,884
Cost of goods sold	229,276	206,509	672,989	635,729
Gross profit	279,469	263,452	823,730	813,155
Selling, general and administrative expense	201,452	187,445	596,704	568,845
Research and development expense	49,924	43,336	150,681	137,085
Income from operations	28,093	32,671	76,345	107,225
Interest expense	5,634	5,822	16,846	15,658
Foreign currency exchange losses, net	1,210	2,166	3,576	8,910
Other (income) expense, net	(1,439)	(732)	(13,824)	(8,992)
Income before income taxes	22,688	25,415	69,747	91,649
Provision for income taxes	(4,283)	(8,045)	(21,052)	(28,038)
Net income	$18,405	$17,370	$48,695	$63,611

Basic earnings per share:
Net income per basic share	$0.63	$0.59	$1.66	$2.18
Weighted average common shares - basic	29,444	29,195	29,402	29,141

Diluted earnings per share:
Net income per diluted share	$0.62	$0.59	$1.65	$2.17
Weighted average common shares - diluted	29,671	29,439	29,592	29,372

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$417,939	$457,549
Short-term investments	392,387	332,928
Accounts receivable, net	367,662	391,485
Inventories, net	556,358	490,224
Other current assets	115,757	105,410
Total current assets	1,850,103	1,777,596

Property, plant and equipment, net	474,667	437,690
Goodwill, net	506,573	495,948
Purchased intangibles, net	220,904	214,026
Other investments	903,658	719,840
Other assets	63,821	64,618
Total assets	$4,019,726	$3,709,718

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$280,453	$280,248
Current maturities of long-term debt	297	298
Income and other taxes payable	22,274	29,339
Other current liabilities	139,694	131,466
Total current liabilities	442,718	441,351

Long-term debt, net of current maturities	434,137	433,883
Other long-term liabilities	440,180	343,981
Total liabilities	1,317,035	1,219,215

Total stockholders’ equity	2,702,691	2,490,503
Total liabilities and stockholders’ equity	$4,019,726	$3,709,718

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Cash received from customers	$1,530,605	$1,443,672
Cash paid to suppliers and employees	(1,365,548)	(1,278,255)
Interest paid, net	(11,195)	(9,620)
Income tax payments, net	(37,373)	(15,646)
Other operating activities	4,825	10,107
Net cash provided by operating activities	121,314	150,258
Cash flows from investing activities:
Payments for acquisition and long-term investment	(11,785)	(3,490)
Other investing activities	(151,972)	(79,601)
Net cash used in investing activities	(163,757)	(83,091)
Cash flows from financing activities:
Payments on long-term borrowings	(231)	(206)
Other financing activities	6,422	5,059
Net cash provided by financing activities	6,191	4,853
Effect of foreign exchange rate changes on cash	(3,358)	22,058
Net (decrease) increase in cash and cash equivalents	(39,610)	94,078
Cash and cash equivalents at beginning of period	457,549	413,251
Cash and cash equivalents at end of period	$417,939	$507,329

Reconciliation of net income to net cash provided by operating activities:
Net income	$48,695	$63,611
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	110,156	97,970
Changes in working capital	(50,374)	(15,364)
Other	12,837	4,041
Net cash provided by operating activities	$121,314	$150,258